Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-132557
Final Term Sheet
Fixed Rate Notes due 2015

Issuer:	Ford Motor Credit Company LLC

Size:	$1,100,000,000

Maturity:	May 15, 2015

Coupon:	12.00%

Trade Date:	April 28, 2008

Issue Date:	May 5, 2008

Settlement Date:	May 5, 2008 (T+5)

Price to Public:	98.834% of principal amount

Proceeds (Before Expenses) to Issuer:	$1,078,374,000 (98.034%)

Interest Payment Dates:	Semi-annually on each May 15 and November 15, beginning November 15, 2008

Underwriter:	J.P. Morgan Securities Inc.
It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+5’’). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade either series of the Notes on the date of pricing or the following business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade those Notes on the date of pricing or the following business day should consult their own advisor.
The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling J.P. Morgan Securities Inc. collect at 212-834-4533.